Exhibit 3.3

Entity #: 754401

Date Filed: 03/26/2007

Pedro H. Cortes

Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Articles of Amendment-Domestic Corporation

(15 Pa.C.S.)

☑ Business Corporation (§ 1915)
☐ Nonprofit Corporation (§ 5915)

Name Penncorp Servicegroup, Inc.			Document will be returned to the name and address you enter to the left.

Address 600 N. Second Street, Suite 401

City Harrisburg	State Pennsylvania	Zip Code 17101

Fee: $70			Commonwealth of Pennsylvania Articles of Amendment—Business 14 pages(s)

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.	The name of the corporation is:

The PNC Financial Services Group, Inc.

2.	The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a) Number and Street	City	State	Zip	County
249 Fifth Avenue	Pittsburgh	Pennsylvania	15222 -2707	Allegheny

(b) Name of Commercial Registered Office Provider				County

c/o

3.	The statute by or under which it was incorporated: Pennsylvania Business Corporation Law

4.	The date of its incorporation: January 19, 1983

5.	Check, and if appropriate complete, one of the following:

☑	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

☐	The amendment shall be effective on: at

Date                 Hour

6.	Check one of the following:

☐	The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a).

☑	The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. § 1914(c) or § 5914(b).

7.	Check, and if appropriate, complete one of the following:

☐	The amendment adopted by the corporation, set forth in full, is as follows

☑	The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8.	Check if the amendment restates the Articles:

☐	The restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this

26th day of March 2007.

The PNC Financial Services Group, Inc. Name of Corporation

/s/ George P. Long III Signature

Corporate Secretary
Title

EXHIBIT A

AMENDMENT NO. 1

TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

THE PNC FINANCIAL SERVICES GROUP, INC.

This Amendment No. 1 to the Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc. (the “Articles”) amends and replaces Sections 69 through 71 of the Articles with the following:

FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES I

69. Designation. A series of Preferred Stock designated “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I” (herein called “Series I Preferred Stock”) shall be established, consisting of 5,000 shares, $1.00 par value per share and having a liquidation preference of $100,000 per share.

70. Issuance upon Conditional Exchange.

(a) The shares of Series I Preferred Stock shall be issued only upon direction by the United States Office of the Comptroller of the Currency (together with any successor United States federal bank regulatory authority that is the primary supervisory agency for PNC Bank, National Association (“PNC Bank”), the “OCC”) to exchange the Fixed-to-Floating Rate Non-cumulative Exchangeable Perpetual Trust Securities, liquidation preference $100,000 per security (the “Trust Securities”), of PNC Preferred Funding Trust II, a Delaware statutory trust (“PNC Delaware”), on a security-for-security basis, for the Series I Preferred Stock (a “Series I Conditional Exchange”), in connection with the occurrence of one of the following: (i) PNC Bank becomes “undercapitalized” under the OCC’s “prompt corrective action” regulations, (ii) PNC Bank is placed into conservatorship or receivership or (iii) the OCC, in its sole discretion, anticipates PNC Bank becoming “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by PNC Bank (each of (i) through (iii), a “Series I Conditional Exchange Event”).

(b) The Series I Conditional Exchange will occur as of 8:00 A.M. New York time, on the date for such exchange set forth in the applicable OCC directive, or, if such date is not set forth in the directive, as of 8:00 A.M., New York time, on the earliest possible date such exchange could occur consistent with the directive, as determined by the Corporation and as evidenced by the issuance by the Corporation of a press release prior to such time.

(c) The Corporation will mail notice of the issuance of an OCC directive after the occurrence of a Series I Conditional Exchange Event to each holder of Trust Securities within 30 days, and the Corporation will deliver (or cause to be delivered) to each such holder Series I Preferred Stock upon surrender of the Trust Securities.

71. Ranking. The shares of Series I Preferred Stock shall rank:

(a) senior, as to dividends or upon liquidation, dissolution and winding up, to the Common Stock, and senior, as to dividends or upon liquidation, dissolution and winding up, to Series G and all other classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by their terms, do not expressly provide that they rank pari passu with the Series I Preferred Stock as to dividends or upon liquidation, dissolution and winding up, as the case may be (collectively, “Series I Junior Securities”); and

(b) on a parity, as to dividends or upon liquidation, dissolution and winding up with the Series A, Series B, Series C, Series D, Series E, Series F and Series H, and with each class or series of preferred capital stock of the Corporation hereafter authorized, issued or outstanding which specify that they are pari passu with the Series I Preferred Stock (collectively, “Series I Parity Securities”).

The Corporation may authorize and issue additional shares of Series I Junior Securities and Series I Parity Securities without the consent of the holders of the Series I Preferred Stock. The holders of shares of Series I Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

72. Dividends.

(a) Dividends on the Series I Preferred Stock, if, when and as declared by the Corporation’s Board of Directors out of its legally available funds, will be payable on each Series I Dividend Payment Date on a non-cumulative basis at an annual rate of 6.113% to, but not including, March 15, 2012 (whether or not a Business Day) if issued before March 15, 2012 and 3-Month USD LIBOR plus 1.2225% on March 15, 2012 and thereafter on the liquidation preference thereof, which is $100,000 per share, from and including the date of its issuance.

(b) Dividends on the Series I Preferred Stock, if, when and as declared by the Corporation’s Board of Directors, will be payable on March 15th, June 15th, September 15th and December 15th of each year, or if any such day is not a Business Day, the next Business Day (each, a “Series I Dividend Payment Date”). If no shares of Series I Preferred Stock have been issued prior to March 15, 2012, a Series I Dividend Payment Date shall be deemed to have occurred on the date of issuance, if such issuance date is a distribution payment date with respect to the Trust Securities or, if such issuance date is not a distribution payment date with respect to the Trust Securities, on the immediately preceding distribution payment date with respect to the Trust Securities for purposes of determining the dividend rate.

(c) Each period from and including a Series I Dividend Payment Date (or the date of issuance of the Series I Preferred Stock) to but excluding the following

Series I Dividend Payment Date is referred to herein as a “Series I Dividend Period,” except that if the Series I Preferred Stock is outstanding on March 15, 2012, the Series I Dividend Period ending in March 2012 shall be to but not including March 15, 2012 (whether or not a Business Day) and the Series I Dividend Period ending in June 2012 shall commence on March 15, 2012 (whether or not a Business Day). Dividends payable on the Series I Preferred Stock will be computed on the basis of (x) for any Series I Dividend Periods ending prior to the Series I Dividend Payment Date in March 2012, twelve 30-day months, a 360-day year, and the actual number of days elapsed in the period, and (y) for any Series I Dividend Period thereafter, the actual number of days in the relevant period divided by 360. No interest will be paid on any dividend payment on the Series I Preferred Stock.

(d) The record date for the payment of dividends, if declared, will be the first day of the month in which the relevant Series I Dividend Payment Date occurs or, if any such day is not a Business Day, the first Business Day thereafter.

(e) Dividends on the Series I Preferred Stock are non-cumulative. If the Corporation’s Board of Directors does not declare a dividend on the Series I Preferred Stock or declares less than a full dividend in respect of any Series I Dividend Period, the holders of the Series I Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for the Series I Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Series I Dividend Period, whether or not the earnings of the Corporation were sufficient to pay such dividends in whole or in part and whether or not dividends are declared and paid for any future Series I Dividend Period with respect to the Series I Preferred Stock, the Corporation’s common stock or any other class or series of the Corporation’s preferred stock.

(f) If full dividends on the Series I Preferred Stock for the then current Series I Dividend Period shall not have been declared and paid when due, or declared and a sum sufficient for the payment thereof set apart for payment at the time due for payment, no dividends shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment upon the Common Stock or any other Series I Junior Securities (other than distributions payable in Common Stock or Series I Junior Securities), nor shall any Common Stock, any other Series I Junior Securities or any Series I Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available to a sinking fund for such purpose) by the Corporation (except as a result of reclassification of Series I Junior Securities for or into other Series I Junior Securities, or by conversion into or exchange for other Series I Junior Securities).

(g) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series I Preferred Stock or any Series I Parity Securities, all dividends declared upon the Series I Preferred Stock and the Series I Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series I Preferred Stock and the Series I Parity Securities shall in all cases bear to each other the same ratio that full dividends per share on the Series I Preferred Stock for the then-current Series I Dividend Period (which shall not include any accumulation in respect of unpaid dividends for prior Series I Dividend Periods) and full dividends per share, including required or permitted accumulations, if any, on the Series I Parity Securities bear to each other.

(h) Holders of shares of the Series I Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends, as herein provided. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the shares of the Series I Preferred Stock which may be in arrears.

73. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the holders of Series I Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $100,000 per share, plus an amount equal to declared but unpaid dividends for the current Series I Dividend Period to the date of liquidation, out of the Corporation’s assets legally available for distribution to its shareholders, before any distribution of assets is made to holders of the Corporation’s common stock or any Series I Junior Securities and subject to the rights of the holders of any Series I Parity Securities and the rights of its depositors and creditors.

(b) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series I Preferred Stock will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series I Preferred Stock and the corresponding amounts payable on any Series I Parity Securities, then the holders of the Series I Preferred Stock and any Series I Parity Securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of the Corporation with or into any one or more other persons, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up for the purposes of this Section 73(c), unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

74. Redemption.

(a) Shares of Series I Preferred Stock are not redeemable at the option of the holders thereof. Shares of Series I Preferred Stock are redeemable:

(i) in whole but not in part, on any Series I Dividend Payment Date prior to the Series I Dividend Payment Date in March 2012 upon the occurrence of a Regulatory Capital Event or a Rating Agency Event, at a cash redemption price equal to the sum of: (A) the greater of: (1) $100,000 per share of Series I Preferred Stock or (2) the sum of present values of $100,000 per share of Series I Preferred Stock and all undeclared dividends for the Series I Dividend Periods from the redemption date to and including the Series I Dividend Payment Date in March 2012, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as calculated by an Independent Investment Banker, plus 0.50%; plus (B) any declared and unpaid dividends to the redemption date;

(ii) in whole but not in part, on any Series I Dividend Payment Date prior to the Series I Dividend Payment Date in March 2012 for any reason other than a Regulatory Capital Event or a Rating Agency Event, at a cash redemption price equal to the sum of: (A) the greater of (1) $100,000 per share of Series I Preferred Stock or (2) the sum of present values of $100,000 per share of Series I Preferred Stock and all undeclared dividends for the Series I Dividend periods from the redemption date to and including the Series I Dividend Payment Date in March 2012, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as calculated by an Independent Investment Banker, plus 0.25%; plus (B) any declared and unpaid dividends to the redemption date;

(iii) in whole, but not in part, on any Series I Dividend Payment Date after the Series I Dividend Payment Date in March 2012 that is not a Five Year Date upon the occurrence of a Regulatory Capital Event, at a cash redemption price equal to $100,000 per share of Series I Preferred Stock, plus any declared and unpaid dividends to the redemption date;

(iv) in whole but not in part, on any Series I Dividend Payment Date after the Series I Dividend Payment Date in March 2012 that is not a Five Year Date for any reason other than a Regulatory Capital Event, at a cash redemption price equal to the sum of: (A) the greater of (1) $100,000 per share of Series I Preferred Stock or (2) the sum of present values of $100,000 per share of Series I Preferred Stock and all undeclared dividends for the Series I Dividend Periods from the redemption date to and including the next succeeding Five Year Date, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the 3-Month USD LIBOR rate applicable to the Series I Dividend Period immediately preceding such redemption date, as calculated by an Independent Investment Banker; plus (B) any declared and unpaid dividends to the redemption date; or

(v) in whole or in part, on each Series I Dividend Payment Date that is a Five Year Date, at a cash redemption price of $100,000 per share of Series I Preferred Stock, plus any declared and unpaid dividends to the redemption date, in each case, without accumulation of any undeclared dividends on the Series I Preferred Stock with respect to Series I Dividend Payment Dates prior to the redemption date.

(b) Capitalized terms used but not otherwise defined herein shall have the following meanings with respect to shares of Series I Preferred Stock:

(i) “Business Day” means any day other than a Saturday, Sunday or any other day on which the banks in New York, New York or Pittsburgh, Pennsylvania are generally required or authorized by law to be closed.

(ii) “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the term remaining to the Series I Dividend Payment Date in March 2012 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of perpetual preferred securities having similar terms as the Series I Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the issuer of such preferred stock.

(iii) “Comparable Treasury Price” means with respect to any redemption date for the shares of Series I Preferred Stock, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

(iv) “Five Year Date” means the Series I Dividend Payment Date in March 2012 and the Series I Dividend Payment Date in March of each fifth succeeding year.

(v) “Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Corporation.

(vi) “LIBOR Business Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

(vii) “LIBOR Determination Date” means, as to each Series I Dividend Period, the date that is two LIBOR Business Days prior to the first day of such Series I Dividend Period.

(viii) “Rating Agency” means, at any time, Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc., Moody’s Investor Services, Inc. and Fitch, Inc., but only in the case of each such agency if it is rating the relevant security, including the Series I Preferred Stock, at the time or, if none of them is providing a rating for the relevant security, including the Series I Preferred Stock, at such time, then any “nationally recognized statistical rating organization” as that phrase is defined for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended, which is rating such relevant security.

(ix) “Rating Agency Event” occurs when the Corporation reasonably determines that an amendment, clarification or change has occurred in the equity criteria for securities such as the Series I Preferred Stock of any Rating Agency that then publishes a rating for the Corporation which amendment, clarification or change results in a lower equity credit for the Corporation than the respective equity credit assigned by such Rating Agency to securities such as the Series I Preferred Stock on the date of issuance of the Trust Securities.

(x) “Reference Treasury Dealer” means each of three primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by the Corporation; provided that if any Primary Treasury Dealer as specified by the Corporation ceases to be a Primary Treasury Dealer, the Corporation will substitute for such Primary Treasury Dealer another Primary Treasury Dealer and if the Corporation fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Corporation.

(xi) “Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

(xii) “Regulatory Capital Event” occurs when the Corporation determines, based upon receipt of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance reasonably satisfactory to the Corporation, which states that there is a significant risk that the Series I Preferred Stock will not be of a type that constitutes Tier 1 capital of the Corporation under the risk-based capital guidelines of the Federal Reserve Board applicable to bank holding companies (without giving effect to quantitative limits on the components of Tier 1 capital), as a result of (1) any amendment to, clarifications of, or change in applicable laws or related regulations, guidelines, policies or official interpretations thereof, or (2) any official administrative pronouncement or judicial decisions interpreting or applying such laws or related regulations, guidelines, policies or official interpretations thereof.

(xiii) “3-Month USD LIBOR” means, with respect to any Series I Dividend Period, a rate determined on the basis of the offered rates for three-month U.S. dollar deposits of not less than a principal amount equal to that which is representative for a single transaction in such market at such time, commencing on the first day of such Series I Dividend Period, which appears on Reuters Screen Page LIBOR 01 as of approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Series I Dividend Period. If on any LIBOR Determination Date no rate appears on Reuters Screen Page LIBOR 01 as of approximately 11:00 a.m., London time, the Corporation will on such LIBOR Determination Date request four major reference banks in the London interbank market selected by the Corporation to provide the Corporation with a quotation of the rate at which three-month deposits in U.S. dollars, commencing on the first day of such Series I Dividend Period, are offered by them to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to that which is representative for a single transaction in such market at such time. If at least two such quotations are provided, 3-Month USD LIBOR for such Series I Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations as calculated by the Corporation. If fewer than two quotations are provided, 3-Month USD LIBOR for such Series I Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted as of approximately 11:00 a.m., New York time, on the first day of such Series I Dividend Period by three major banks in New York, New York selected by the Corporation for loans in U.S. dollars to leading European banks, for a three-month period commencing on the first day of such Series I Dividend Period and in a principal amount of not less than $1,000,000.

(xiv) “Treasury Rate” means the rate per year equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

(xv) “Reuters Screen Page LIBOR 01” means the display page of Reuters Screen designated as LIBOR 01 (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates comparable to 3-Month USD LIBOR).

(c) In the event the Corporation shall elect to redeem the shares of Series I Preferred Stock, the Corporation shall give notice to the holders of record not less than 30 nor more than 60 days prior to such redemption, by first class mail, postage prepaid, at their addresses as shown on the stock register of the Corporation, that the shares of Series I Preferred Stock are to be redeemed. Each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iv) that dividends on the shares of Series I Preferred Stock will not be declared after the redemption date.

(d) Notice having been mailed as aforesaid, from and after the applicable redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), dividends on the shares of Series I Preferred Stock called for redemption will not be declared and shall cease to accrue after the redemption date, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

(e) Any shares of Series I Preferred Stock which shall at any time have been redeemed shall, after such redemption, be cancelled and may not be reissued.

(f) In the event that fewer than all outstanding shares of Series I Preferred Stock are to be redeemed, such shares shall be redeemed on a pro rata basis, by lot or by any other equitable means determined by the Corporation.

(g) The Series I Preferred Stock is not subject to any sinking fund or other obligation for its repurchase or retirement.

(h) The Series I Preferred Stock shall be perpetual unless redeemed by the Corporation in accordance with this Section 74.

75. Voting rights. Except as expressly required by law or as expressly stated in Section 4 hereunder, the holders of shares of Series I Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

76. Conversion rights. The holders of shares of Series I Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

77. Legend. Shares of the Series I Preferred Stock will bear a legend substantially in the form of the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

COMMON STOCK

78. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in his name on the books of the Corporation.

PROVISIONS APPLICABLE TO ALL CLASSES OF COMMON STOCK

79. No holder of any class of capital stock of the Corporation shall be entitled to cumulate his votes for the election of directors.

80. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights or securities to any holders of any class of capital stock of the Corporation.